Exhibit 99.1

I-Sector Announces Amended Senior Credit Facility
HOUSTON—(BUSINESS WIRE)—Oct. 3, 2005—I-Sector Corporation (AMEX:ISR — News; “I-Sector” or the “Company”) today announced that it has amended its existing $25 million senior credit facility with its senior lender to provide for revolving advances subject to collateral availability in addition to inventory financing. The Company also entered into a temporary credit facility to provide additional credit availability supported by the Company’s accounts receivable related to the Dallas Independent School District (“DISD”) project.
Commenting on the amended credit facility, Brian Fontana, I-Sector’s Chief Financial Officer stated, “We are pleased that our senior lender stepped up to provide for our additional liquidity needs as payment delays on accounts receivable related to the DISD project continue to age well beyond historic levels. We expect that these facilities will provide sufficient liquidity to support the current level of Company operations.”
Safe Harbor Statement:
The statements contained in this document that are not statements of historical fact ,including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including:
•	Collection by the Company of DISD project receivables.

•	The Company’s ability to continue to maintain a temporary credit facility as needed.

•	The Company’s ability to finance expected levels of revenue.

•	The Company’s ability to continue to increase credit capacity.

•	Other risks and uncertainties set forth from time to time in the Company’s public statements and its most recent Annual Report filed with the SEC on Form 10-K/A for the year 2004.
Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.
About I-Sector Corporation:
I-Sector Corporation, headquartered in Houston, Texas (AMEX:ISR — News), is engaged in the area of providing information and communications technology, with a particular focus on Cisco-centric IP Communications solutions. Additional information about I-Sector is available on the Internet at www.I-Sector.com.
Contact:
I-Sector Corporation
Brian Fontana, 713-795-2000
or
PR Financial Marketing LLC
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com